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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Trinity Biotech plc for the registration of an aggregate amount of $75,000,000 of its Class A Ordinary Shares and warrants to purchase Class A Ordinary Shares, and to the incorporation by reference therein of our report dated March 30, 2005 with respect to the consolidated financial statements and schedule of Trinity Biotech plc included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/Ernst & Young
Dublin, Ireland

April 25, 2005